                                                                  EXHIBIT 12.01

                          ENRON CORP. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Dollars in Millions)
                                  (Unauditied)

                                           Three Months
                                              Ended                 Year Ended December 31,
                                           ------------------------------------------------------------
                                             3/31/99     1998      1997      1996       1995      1994
                                           ------------------------------------------------------------
Earnings available for fixed charges
     Net Income                              $ 253     $   703    $ 105    $   584    $   520   $   453
     Less:
         Undistributed earnings and
          losses of less than 50%
          owned affiliates                      --         (44)     (89)       (39)       (14)       (9)
         Capitalized interest of
          nonregulated companies               (14)        (66)     (16)       (10)        (8)       (9)
     Add:
         Fixed charges(1)                      245         809      674        454        436       487
         Minority interest                      32          77       80         75         27        30
         Income tax expense                     62         204      (65)       297        310       190
                                             -----     -------    -----    -------    -------   -------
            Total                            $ 578     $ 1,683    $ 689    $ 1,361    $ 1,271   $ 1,142
                                             =====     =======    =====    =======    =======   =======

Fixed Charges
     Interest expense(1)                     $ 229     $   760    $ 624    $   404    $   386   $   445
     Rental expense representative
      of interest factor                        16          49       50         50         50        42
                                             -----     -------    -----    -------    -------   -------
            Total                            $ 245     $   809    $ 674    $   454    $   436   $   487
                                             =====     =======    =====    =======    =======   =======

Ratio of earnings to fixed charges            2.36        2.08     1.02       3.00       2.92      2.34
                                             =====     =======    =====    =======    =======   =======

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(1) Amounts exclude costs incurred on sales of accounts receivables.